                                    April 1, 1996



Hambrecht & Quist Group
1 Bush Street
San Francisco, CA 94104
Attention: Daniel H. Case, III

Dear Dan:

    This letter sets forth the terms of the understanding between Hambrecht & Quist Group, a California corporation ("Group") and H&Q Asia Pacific, Ltd., a British Virgin Islands limited liability company ("AP"), regarding the recapitalization of AP and the restructuring of its relationship with Group.


         1. EQUITY INTERESTS. AP will be recapitalized such that at the date of this letter, the Class A Common Stock owned by Group will constitute 15% of AP's outstanding shares, and the Common Stock owned by the other AP shareholders will be increased to 85% of AP's outstanding shares. The Capitalization of AP will be $1 million, of which $150,000 has been paid by Group and $850,000 will be [lent by H&Q, added to Part 2 of the H&Q Debt, as defined in Paragraph 4 below, and repaid as set forth in Paragraph 4.] AP will be managed for the benefit of all of its shareholders as a profit-earning management company, and Group, as owner of 15% of AP's outstanding shares will be entitled to receive 15% of these profits (or retained earnings) in the form of dividends (or capital disbursements).

    Class A Stock will (i) continue to have a liquidation preference equal to its capital contribution of $150,000, and (ii) be required to approve amendments to AP's articles and by-laws, fundamental corporate transactions (e.g., mergers), and issuances of shares (other than through share issuances to the public in a public offering) which would cause Group's 15% equity interest in AP to be diluted. Group's 15% interest would be proportionately diluted (i) in the event of stock issuances in public offerings which either value Group's 15% interest at $7.5 million or value AP post-offering at $50 million or more, or
(ii) in the event Group and the other AP shareholders jointly agree to admit an outside third party. AP would maintain its right to acquire Group's equity interest in AP for "fair value" in the event that a single person or entity or affiliated entities acquires more than 50% of the voting securities of Group.

    2. INCOME AND MANAGEMENT FEES. All income and management fees (other than that related to Carried Interest, as described in Paragraph 3 below) (the "Income") which remains after payment of AP's expenses (the "Expenses") (which Expenses include AP's overhead salaries and bonus of professional employees) will be retained by AP and will be available first, to pay Part 2 of the H&Q Debt (as defined in Paragraph 4 below) and thereafter as working capital or for distribution to AP's shareholders. AP will undertake to ensure that for ongoing operations, the sum of its salaries and cash bonus payments (excluding Carried Interest) does not exceed 50% of Income. Costs of employment for personnel at new offices such as Indonesia and India will be excluded from this computation until local country funds have closed.

    3. CARRIED INTEREST. The Carried Interest which AP receives for existing funds for which it presently acts as general partner or fund manager or advisor (the "Existing Funds"), or for funds for which AP may in the future act as general partner or fund manager or advisor ("Future Funds"), will be applied as follows:

         (a) The first 20% of the Carried Interest paid to AP by the Existing Funds (the "Non DCI Carry") will be used to repay Part 2 of the H&Q Debt (as defined in Paragraph 4 below) until all of such Part 2 of the H&Q Debt is repaid. In the event that the Income of AP is not sufficient to pay its Expenses, an additional part of the Carried Interest paid to AP by the Existing Funds will be used by AP to cover such shortfall. The remaining Carried Interest from the Existing Funds, and the Carried Interest from Future Funds is hereinafter referred to as the Distributable Carried Interest (the "DCI") and will be applied as set forth in Paragraph 3(b) below.

         (b) Group will receive (either directly, through AP, or through a combination of direct or through AP) the portions of the DCI with respect to Existing Funds and Future Funds as set forth in the table below, in consideration of the contribution set forth in such table. The remainder of the DCI will be available to the other shareholders and employees of AP:

                                   Group
                                 Shares of
    Fund                            DCI             Group Value Added
- ----------------------------  ----------------  -------------------------------

Existing Funds(1)                    35%         Past contributions

Additional Asia Pacific              25%         Group and/or its
Growth Fund II, L.P.                             affiliates will invest
("APGF II") and Asia Pacific                     $5 million as a limited
Growth Fund III, L.P. ("APGF                     partner in APGF III
III")

Asia Pacific Growth Fund IV,         20%         Group and/or its affiliates
L.P. and other Asia Pacific                      will invest at least $5
Growth Funds organized prior to                  million and up to 5% of APGF
the seventh anniversary of APGF                  IV etc. as a Special Limited
III's initial closing                            Partner (2).
("APGF IV etc.")



                                   Group
                                 Shares of
    Fund                            DCI             Group Value Added
- ----------------------------  ----------------  -------------------------------

Additional Asia Pacific              15%         Group and/or its affiliates
Growth Funds organized                           will invest at least 5% and
after the seventh anniversary                    up to 10% of each Additional
 of APGF III's initial                           APGF as a Special Limited
closing ("Additional APGF")                      Partner (2).

PT Dharma Kapitalindo ("PTDK")       20%         Group and/or its affiliates
and other country funds                          will invest at least 2.5%,
organized prior to the seventh                   and may invest up to 5% in
anniversary of APGF III's initial                each new country fund as a
closing                                          Special Limited Partner (2).

Other country funds organized        15%         Group and/or its affiliates
after the seventh anniversary of                 will invest at least 2.5%,
APGF III's initial closing                       and may invest up to 10%
                                                 in each new country fund as a
                                                 Special Limited Partner (2).



- -------------------

(1) Consists of Hanmore Venture Capital Investment Corporation ("Hanmore"); H&Q Philippine Ventures, Inc. ("PVI"); H&Q Philippine Ventures II, Inc. ("PVII"); The ASEAN Fund Ltd. ("AFL"); Siam Ventures, N.V. ("Siam"); H&Q Asia Ventures, Ltd. ("HAVEN"); Asia Pacific Growth Fund, L.P. ("APGF I"); China Dynamic Growth Fund. L.P. ("CDGF"); and Malaysian Technology Ventures II Sdn. Bhd ("MTVII").
(2) Group, as a Special Limited Partner, will invest the minimum indicated amount, free of carried interest charges but NOT free of management fees.

    4. REPAYMENT OF H&Q DEBT. As of the date of this letter, AP's debt to Group is $_______, including the $850,000 referred to in Paragraph 1 above (the "H&Q Debt"). Of such H&Q Debt, $1 million ("Part 1") will be restructured as an interest free term loan, due on January 1, 1999, to be repaid from AP's share of investment banking fees as provided in Paragraph 5 below. Part 1 will immediately be reduced by $200,000 as of the date hereof in recognition of the investment banking business introduced by AP to Group prior to December 31, 1995, of which $150,000 is a result of the Oak Technology transaction. If
Part 1 has not been fully repaid by the due date, the unpaid balance will be added to Part 2, as defined below. The remaining $_________ of the H&Q Debt ("Part 2") will be restructured as an interest-bearing term loan, due on January 1, 2003, to be repaid (i) by the application of the Non DCI Carry (as defined in Paragraph 3(a), above), and (ii) by any Income remaining after payment of Expenses.

    5. Investment banking fees earned by Group will be shared with AP according to the following table:



    Nature of transaction                        AP share of fees
- -------------------------------------    ------------------------------------

Completed U.S. underwriting              AP will receive 5% of the fees
transactions by Group with Asian-        recieved by Group before expenses in
based companies which were initiated     the form of cash, and 5% in the
by AP employees.                         form of a credit to Part 1 of the
                                         Debt.  The second 5% will cease when
                                         Part 1 of the Debt is retired.

Completed U.S. underwriting              AP will recieve 2.5% of the fees
transactions by Group with Asian-        received by Group  before
based companies which were not           expenses in the form of cash,
initiated by AP employees.               and 2.5% in the form of a
                                         credit to Part 1 of the Debt.
                                         The second 2.5% will cease when
                                         Part 1 of the Debt is retired.

Completed U.S. underwriting              AP will receive 2.5% of the fees
transactions by Group with US-           received by Group before expenses
based companies which were               in the form of cash, and 2.5%
initiated by AP employees.               in the form of a credit
                                         to Part 1 of the Debt.  The
                                         second 2.5% will cease when Part
                                         1 of the Debt is retired.



    All fee based transactions (e.g., M&A or private placements) will be negotiated in good faith.

    6. CHARTER. Charter will include management of private equity funds in the Asia Pacific Region, which will include from Japan, Korea, Taiwan and the Philippines to the East, India and Pakistan to the West, Indonesia and Australia to the South and Mongolia and China to the North. AP's Charter will also include the small capitalization public money management business, if funds are sourced in Asia. AP will not, without the written consent of Group, engage, invest in or receive fees from any other investment banking, financial advisory, M&A or securities brokerage firm other than Group.

    7. OTHER ISSUES. Group will pay all direct and out-of-pocket expenses incurred by Paul Denning in his capacity as a fund raiser for APGF II and APGF III. Effective the date of this letter, AP will be vested with full check-signing authority over its bank accounts, subject to Group approvals on all Carried Interest and discretionary bonus payments in excess of $25,000, and all payments over $100,000.

    8. This letter is subject to the execution by AP and Group of documentation satisfactory to AP and Group to complete the transactions contemplated by this letter. It is intended that such documentation be completed, and that the agreements evidenced by this letter become effective upon the closings of APGF II and APGF III with combined capital commitments of at least $120 million.

    To evidence your agreement to the terms set forth in this letter, please execute a copy of this letter in the space provided below.

                                                 Very truly yours,



                                                 H&Q Asia Pacific, Ltd.



                                                 By:
                                                      ---------------------
                                                       Authorized Signatory

Accepted and Approved:

Hambrecht & Quist Group



By:
         --------------------------
         Authorized Signature

Dated:
         --------------------------